P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax (804) 254-3584
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CONTACT:	Universal Corporation Investor Relations	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Announces Expansion at Shank’s Extracts, LLC

Universal Corporation (NYSE: UVV) today announced an approximately $30 million expansion project at its subsidiary Shank’s Extracts, LLC (“Shank’s Extracts”), a specialty ingredient, flavors and botanical extracts company, headquartered in Lancaster County, Pennsylvania. As part of this multi-year project, Shank’s Extracts will expand its facilities to support current and future growth needs for additional liquid and dry manufacturing, packaging, and refrigerated storage. The project also includes installation of other manufacturing capabilities to better serve its customers. “We are excited to announce this expansion in our facilities at Shank’s Extracts that will enable us to enhance and expand the product offerings of our plant-based ingredients platform,” stated George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation.

Universal expressed appreciation for the support of the Commonwealth of Pennsylvania’s Department of Community and Economic Development (DCED) and the City of Lancaster for their coordination and support of this project. “Shank’s Extracts has a long and impressive history in Lancaster County, and DCED is proud to have worked with the company to ensure they continue to grow right here in Pennsylvania,” said DCED Secretary Rick Siger. “The Commonwealth has a lot to offer to food manufacturers, from our strategic location to our dedicated and skilled workforce.”

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.